Exhibit 10.13

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of February 24, 2006 (this “Agreement”), by and among LITTON SYSTEMS, INC., a Delaware corporation, (“Seller”), and Simclar, Inc., a Florida corporation, and its wholly-owned subsidiary Simclar Interconnect Technologies, Inc., a Delaware corporation (each a “Buyer” and collectively, the “Buyers”).

WHEREAS, the Seller and the Buyers have entered into a Share and Asset Purchase and Sale Agreement, dated as of December 21, 2005 (the “Purchase Agreement”) pursuant to which the Seller agreed to sell to the Buyers and the Buyers agreed to purchase from the Seller certain of the Assets, all as more particularly set forth in the Purchase Agreement; and

WHEREAS, the Buyers and the Seller desire to enter into an arrangement for the Seller to provide, or to cause to be provided, certain transition services solely with respect to Buyers’ operations at the Springfield Facility to the Buyers for a period after the Closing.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

SECTION 2. Seller Services.

a.
The Seller agrees that it shall provide or cause its Affiliate to provide the services substantially as described on the Schedules to this Agreement solely with respect to Buyers’ operations at the Springfield Facility (the “Seller Services”) for the period of time as set forth on the Schedules. The termination of each Seller Service shall occur automatically at the end of the period set forth next to such Seller Service on each Schedule. Notwithstanding anything set forth on the Schedules hereto, the Seller shall cease to provide any Seller Service within 30 days of receiving a written request from the Buyers to terminate such Seller Service.

b.
The consideration to be paid to the Seller pursuant to this Agreement for providing the Seller Services is set forth on the Schedules hereto. In addition, the Buyers will or will cause their Affiliates to reimburse the Seller for any payments made by the Seller in respect of the Seller Services.

c.
In providing the Seller Services, none of the Seller nor any of its respective Affiliates shall be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee, (iii) purchase, lease or license any additional equipment, property or materials; or (iv) pay any costs related to the transfer of any data to the Buyers or their Affiliates.

d.
The Seller agrees to use commercially reasonable efforts to cause third parties to perform the services that are required in order for the Seller to perform the Seller Services. The Buyers understand that the Seller Services provided hereunder are transitional in nature and are furnished by the Seller solely for the purpose of facilitating the purchase of the Shares and Assets by the Buyers. The Buyers understand that the Seller is not in the business of providing the Seller Services to third parties and have no long term interest in continuing to provide the Seller Services.

e.	The Seller shall only be obligated to provide Seller Services during normal business hours and in a manner that will not interfere with the Sellers’ business operations.

f.
If during the term of this Agreement Buyers desire that Sellers perform certain additional services which are necessary to Buyers’ operations at the Springfield Facility and which are not part of the Seller Services (the “Additional Services”), then Buyers may seek to negotiate an agreement with Seller with respect to the provision of such Additional Services. Seller shall perform such Additional Services solely pursuant to a written agreement regarding such Additional Services. Seller shall determine in its sole discretion whether to enter into any agreement regarding Additional Services.

SECTION 3. Billing and Payment.

a.
Within thirty (30) days after the end of each month during the term of this Agreement, Seller will submit a reasonably detailed written invoice to Buyers with respect to the Seller Services provided during the immediately preceding month together with an accounting of the charges for such Seller Services and setting forth any payments made by the Seller in respect of the Seller Services. Within ten (10) days after the receipt of each such invoice, Buyers shall, or shall cause their Affiliates to, remit payment of the full amount of each such invoice to the Seller. Unless agreed to by the parties, all amounts payable by Buyers for the Seller Services rendered pursuant to this Agreement shall be remitted in United States dollars.

b.
The Seller and its Affiliates providing Seller Services shall keep supporting documentation of all costs incurred in providing the Seller Services and all payments made by the Seller in respect of the Seller Services. In the event Buyers dispute any charges invoiced by Seller, Buyers shall deliver a written statement describing the dispute to Seller within ten (10) days following receipt of the disputed invoice. The statement shall provide a reasonably detailed description of the disputed items. Upon delivery of the written statement, Buyers and Seller shall seek to cooperate and negotiate in good faith to resolve such disputed charges.

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SECTION 4. No Warranties; Limitation on Liability; Indemnification.

a.
No Warranties. Seller makes no representations or warranties, express or implied, including but not limited to any implied warranties of merchantability or fitness for a particular purpose with respect to the Seller Services to be provided hereunder. Without limiting the generality of the foregoing, the Buyers hereby acknowledge and agree that Seller is not and will not be acting as Buyers’ accountants, financial advisors, human resources personnel or information technology personnel.

b.
Limitation on Liability; Consequential Damages. Buyers agree that Seller, its Affiliates, and each officer, director, employee, agent and representative of Seller and/or any of its Affiliates (the “Seller Parties”) shall not be liable to Buyers for, and Buyers hereby release the Seller Parties from, any loss, liability, cost, expense, penalty, demand, judgment, damage, claim or cause of action (including but not limited to attorneys fees and other expenses of litigation) (“Losses”) arising from any act or omission of Seller Parties in connection with this Agreement and/or the Seller Services, except to the extent any such Loss results from the gross negligence or willful misconduct of any of the Seller Parties. In no event shall the Seller Parties be liable to the Buyers for consequential, incidental or punitive loss, damages or expenses (including lost profits or savings) as a result of any acts or omissions of the Seller Parties in connection with this Agreement and/or the Seller Services.

c.
Indemnification. Buyers agree to indemnify, defend and hold harmless the Seller Parties, from any and all Losses incurred by any of them arising out of or connected with the Seller Services or in any way related to this Agreement, regardless of the legal theory asserted (other than such as result directly from the Seller Parties’ gross negligence or willful misconduct). Seller shall use reasonable efforts to promptly notify Buyers in writing of any Losses for which Seller intends to claim indemnification hereunder (however, failure to give such notice shall not relieve Buyers from their obligations hereunder). Buyers may not settle any claim, action or demand without the prior written consent of the Seller. In addition, the Buyers and their Affiliates shall be liable for, and indemnify the Seller Parties against, all Losses incurred by the Seller Parties to the extent caused by the negligence or willful misconduct of, or the breach of this Agreement by, the Buyers and/or their Affiliates.

SECTION 5. Confidentiality.

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a.
Nondisclosure and Nonuse. Seller shall cause each Affiliate providing Seller Services to hold, and cause its directors, officers, employees, agents, consultants and advisors to keep confidential, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all confidential human resource, financial, tax, and other data or information of or concerning the Buyers obtained or created pursuant to this Agreement (the “Buyer Information”) or otherwise relating to the Seller Services provided hereunder (except to the extent that this Agreement, the Purchase Agreement or any other ancillary agreement permits or requires the use or disclosure of such Buyer Information or to the extent such Buyer Information can be shown to have been (i) in the public domain through no fault of the Seller or its Affiliates, (ii) lawfully acquired after the date of this Agreement on a nonconfidential basis from a third party, or (iii) independently generated without any reference to any proprietary or confidential information of the Buyers), and Seller and its Affiliates shall not (x) use such Buyer Information, except in connection with the performance of this Agreement, or (y) disclose such Buyer Information to any other person or entity, except its employees, directors, officers and agents who need to know such Buyer Information and who shall be advised of the obligations contained in this Section 5(a) and be bound by them. Seller and its Affiliates shall be deemed to have satisfied its obligation to hold confidential any Buyer Information if it exercises the same care as it takes to preserve confidentiality for its own similar information. Within thirty (30) days of the termination of this Agreement, Buyers will notify Seller if Buyers desire that any records representing the Buyer Information in Seller’s possession be given to Buyers. If Seller does not receive such notification within thirty (30) days of the termination of this Agreement, Sellers will destroy all records representing Buyer Information in its possession.

b.
Buyers’ Property. Any books, records, data, files, software, input materials or other information created by Seller or their Affiliates for Buyers in the course of performing the Seller Services shall be deemed the property of the Buyers.

SECTION 6. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement or its Schedules hereto shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement or its Schedules hereto may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement or its Schedules hereto shall be deemed to or shall constitute a waiver of any other provision of this Agreement or its Schedules hereto, whether or not similar.

SECTION 7. Entire Agreement; Separate Agreements. Except for and without limiting any party’s rights under the Purchase Agreement, this Agreement and its Schedules hereto constitute the entire agreement and understanding between the parties and supersedes all prior proposals, commitments, negotiations and understandings, whether written or oral, and all other communications between the parties relating to the subject matter hereof. The parties hereto agree that nothing in this Agreement and no breach of this Agreement shall modify or limit any party’s obligations to perform under the Purchase Agreement.

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SECTION 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts to be fully performed therein. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States District Court for the Southern District of New York, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth herein shall be effective service of process for any litigation brought against it in court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement and the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

SECTION 9. Third Party Beneficiaries. Nothing in this Agreement shall entitle any person other than the parties or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

SECTION 10. Successors and Assigns. This Agreement and its Schedules hereto shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and its Schedules hereto shall not be assigned by the Buyers or their Affiliates without the consent of the other party hereto, except as otherwise provided herein, or by operation of law.

SECTION 11. Force Majeure. All of the parties hereto and their respective Affiliates shall be excused for failure or delay in performing any of their obligations hereunder to the extent that such failure or delay is directly or indirectly caused by an occurrence commonly known as force majeure. “Force Majeure” includes, without limitation, any act of God; any accident, explosion, fire, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity; any civil disturbance, labor dispute, or material labor shortage; any sabotage or acts of terrorism; any acts of a public enemy, uprising, insurrection, civil unrest, war or rebellion; any action or restraint by court order or public or governmental authority or lawfully established civilian authorities, or any other circumstance or event beyond the reasonable control of such party. In the event that the performance of any party hereto or their respective Affiliates hereunder is affected by an event of force majeure, the applicable party shall promptly notify the other parties hereto of the same, giving reasonably full particulars thereof, and insofar as known, the probable extent to which it will be unable to perform, or will be delayed in performing, its obligations hereunder.

SECTION 12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

SECTION 13. Relationship Between The Parties. The relationship between the parties established under this Agreement is that of independent contractors and neither party is an employee, agent, partner, or joint venturer of or with the other. Each party is solely responsible for the acts of its employees, officers, directors and agents. Neither party shall have the right, power or authority to create any obligations or commitments or incur any liabilities or debts, express or implied, on behalf of the other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

SIMCLAR INC.

By: /s/ Barry Pardon
Name: Barry Pardon
Title: President

SIMCLAR INTERCONNECT TECHNOLOGIES, INC.

By: /s/ Barry Pardon
Name: Barry Pardon
Title: President

ACCEPTED AND AGREED TO:

LITTON SYSTEMS, INC.

By: /s/ David Strode
Name: David H. Strode
Title: Assistant Treasurer

Schedule A

Financial Services

Schedule A-Financial Transition Services*

* The cost for providing these services to be charged to the Buyers will be equal to (i) the cost to Seller of 2-3 full time equivalent employees, as reasonably determined by Seller, plus (ii) all out of pocket costs and expenses incurred by Seller in connection with providing the services.

Service Name	Description	Time Provided
General Ledger	A newly established Financial Reporting Company will be made available in the KBM system to transact and report Buyers' operations at the Springfield Facility.	Up to September 30, 2006.
Financial Reports	Provide reports summarizing Buyers' business at the Springfield Facility, including, monthly and year to date financial statements which will include Income Statement, Balance Sheet and Cash Flow.	Up to September 30, 2006.
Financial Forecasts	Provide reports based upon Buyers' financial projections of Income Statement, Balance Sheet and Cash Flow for the Springfield Facility only.	Up to June 30, 2006.
Cash Collection	Record and process daily cash receipts, resolve discrepencies and contact past due accounts for payments.	Up to June 30, 2006.
Credit Control	Obtain credit background information (e.g. Dunn & Bradstreet) to allow Buyers to establish credit limits for new accounts.	Up to June 30, 2006.
Cash Disbursement	Record and process weekly cash disbursements.	Up to June 30, 2006.
Sales Incentive Commissions	Track and calculate sales commissions in accordance with established plans.	Up to June 30, 2006.
Tax	Seller will only provide sales tax processing on applicable purchases. All other tax processing will be the responsibility of Buyers.	Up to June 30, 2006.
Audit Support	Provide data reasonably required to support the Audit Requirements for Buyers' US 10Q Reporting.	May 15 and August 15.

Schedule B

Human Resources Services

Schedule B-Human Resources Transition Services*

* The cost for providing these services to be charged to the Buyers will be equal to (i) the cost to Seller of 1-4 full time equivalent employees, as reasonably determined by Seller, plus (ii) all out of pocket costs and expenses incurred by Seller in connection with providing the services.

Service Name	Description	Time Provided
Payroll conversion	Migrate Buyers' employees from ADP system to PayChex through manual payroll documents. Complete tax and benefit withholding and direct deposit authorizations.	Up to one month after the Closing Date.
Personnel Records, including Benefits	On-site recordkeeping of personnel, benefit and I-9 records.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Internal and External Recruitment	Initial screening of resumes/applications to ensure the applicant meets the minimum qualifications identified in the job description.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
New Employee Processing, including building access and keys	Process new employees to receive pay, benefits and access to building and offices.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Local Benefit Plan Development	Assist Buyers in obtaining information required for Buyers to contract for health & welfare benefits. Coordinate COBRA for interim insurance.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Benefits Conversion	Assist Buyers in communicating Buyers' benefit programs to existing and newly hired employees. Coordinate completion of benefit enrollment and forward for processing.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Leaves of Absence	Process/coordinate documents for leaves of absence, including FMLA.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Employee Status Changes, including salary	Process/coordinate changes in status (i.e., salary, personal, dependents, etc.).	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Non-Operator Certification Training Database	Maintain MS Access database of training records for support/exempt personnel.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Employee Terminations	Process/coordinate employee terminations.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Kronos Time Keeping Records	Print timekeeping records as requested.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Switchboard & Mail	Receive and forward switchboard callers. Receive and distribute business/office mail.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Employee Safety	Issue/process requests for safety glasses/shoes. Perform annual eye tests. Provide safety refresher training for Buyers' employees.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Injuries on the Job	Process injury reports and workers compensation documents, maintain OSHA on-site log.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Charity Events and Site Employee Activities	Include Buyers' employees in Seller's employee activities at the Springfield Facility (i.e., bake sales, blood drives, meals, flu shots, etc.).	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Library Services	Permit Buyers' employees access to Seller's library of books and educational resources.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.

Schedule C

Information Technology Services

Schedule C-IT Transition Services*

* The cost for providing these services to be charged to the Buyers will be equal to (i) the cost to Seller of 2-3 full time equivalent employees, as reasonably determined by Seller, plus (ii) all out of pocket costs and expenses incurred by Seller in connection with providing the services.

Service Name	Description	Time Provided
KBM	Material Resource Planning .	Up to 7 months after the Closing Date.
Help Desk / PC Support	IT Problem determination, tracking and resolution.	Up to 6 months after the Closing Date.
Network Connectivity	Connection to the Buyers' internal network via VPN.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Internet Connectivity	Connection to the Internet provided by ISP.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Phones / Voice Mail (local calling)	Company provided phone extension and voice mail.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Long Distance Calling	Access to long distance calling from phone extension.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
PCs / Workstations	Personal computer or workstation for accessing computing resources.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Data Backup / Recovery	Nightly, weekly and monthly backups performed on network and AS/400 data.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Network & Data Administration	Administration of mission critical data on network, servers and AS/400. Includes network administration.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
QSI	Quality system document control.	Up to 2 weeks after the Closing Date.
Web Server	Web server for custom applications.	Up to 1 week after the Closing Date.
Door Access	Access provided by door access system to facility.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.
Kronos	Time collection system that provides information for payroll.	As long as Buyers occupy the Springfield Facility pursuant to the LSI Property License.